Exhibit 5.1

Thomas A. Coll

(858) 550-6013

collta@cooley.com

June 19, 2009

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Amylin Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 29,727,088 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including 28,227,088 shares (the “Incentive Plan Shares”) issuable pursuant to the Company’s 2009 Equity Incentive Plan (the “Incentive Plan”) and 1,500,000 shares (the “ESPP Shares”) issuable pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Fourth Amended and Restated Bylaws, the Incentive Plan, the ESPP, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Incentive Plan Shares, when issued and sold in accordance with the Incentive Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Incentive Plan Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full) and (ii) the ESPP Shares, when issued and sold in accordance with the ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM